Exhibit 99.1

Thursday, April 21, 2022

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES APPOINTMENT OF EXECUTIVE OFFICER

Lakeville, Connecticut, April 21, 2022/GlobeNewswire…Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced the appointment of a new Executive Officer of the Bank effective May 2, 2022.

Stephen Scott was named Executive Vice President, Chief Operating Officer. In this role, Mr. Scott will report to the President and CEO and will be responsible for Retail Administration and Operations; Loan Servicing; Deposit Operations; Customer Support; and Electronic Banking Services. Mr. Scott, age 39, most recently served as Chief Operating Officer at Fieldpoint Private for the past seven years. Prior to that, he served as Senior Manager, Global Loan Operations at GE Capital Real Estate (2012-2015) and Vice President, Loan Servicing at Union Savings Bank (2008-2012). Mr. Scott holds a BBA in Business Management from Western Connecticut State University, Ancell School and is a graduate of the ABA Graduate School of Banking Leadership Program at University of Pennsylvania, Wharton School. He resides in Danbury, CT.

“I am extremely pleased to welcome Stephen to our team,” stated Rick Cantele, President and CEO of Salisbury. “Stephen’s knowledge and leadership experience will be a tremendous asset to the Bank as we continue to execute on our strategic plan, prudently manage our growth, and enhance our digital capabilities. I look forward to working with Stephen as we focus on long-term value for our stakeholders and the growth strategy of our company.”

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.